Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 15th day of September, 2005 by and between Globix Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and Peter Stevenson, a resident of the Commonwealth of Virginia (hereinafter referred to as the “Executive”); Executive and Company, together the “Parties” and each a “Party”.

WHEREAS, the Company wishes to retain the services of the Executive in the capacities herein set forth, and the Executive wishes to be employed by the Company in such capacities;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1.   Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

Section 2.   Term. Subject to the provisions for earlier termination hereinafter set forth, the term of employment hereunder (the “Term”) shall commence on the date hereof and shall continue through December 31, 2006, unless otherwise extended in a writing signed by both Parties. Such period or any subsequent extension period is referred to herein as the “Employment Period”.

Section 3.   Compensation. The Company agrees to provide the Executive with salary and other benefits and perquisites for all services rendered by the Executive under this Agreement in accordance with Schedule A attached hereto.

Section 4.   Duties. Except as set forth in Section 6.3 hereof, during the Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company.

Section 5.   Extent of Service; Facilities. During the Term, the Executive shall be required to devote substantially all of his professional time, energy and attention to the business and affairs of the Company and its subsidiaries, and to use his best efforts to perform faithfully and efficiently his responsibilities hereunder. Executive will be entitled to five (5) weeks of paid vacation and to paid personal/sick/bereavement days in accordance with Company policy. The Company will provide the Executive with a fully furnished office, as well as all equipment, supplies and office personnel reasonably required for the performance of his duties hereunder.

Section 6.	Termination of Employment.

Section 6.1.   For Cause. The Company may immediately terminate the Executive’s employment at any time during the Employment Period for Cause, in which case the Company shall pay to the Executive any compensation earned but not paid prior to the effective date of such termination. Under such circumstances, such payment will be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive will be entitled to no further benefits under this Agreement. Further, all stock options that have not vested will be deemed forfeited, and any stock options that have vested but have not been exercised shall remain exercisable for a period of 30 days following termination and, if not exercised, shall be deemed forfeited. For purposes of this Agreement, Cause shall mean: (i) the Executive’s conviction of a felony or misdemeanor that has a material adverse effect upon the business or reputation of the Company or any affiliate of the Company; (ii) that the Company has determined that Executive has committed an act constituting a material breach of fiduciary duty, gross negligence or gross misconduct, which has had an injurious effect on the Company or its business; or (iii) Executive’s willful failure or refusal to perform his assigned duties as reasonably assigned by the Board of Directors or its authorized designee, which willful refusal has had, or if continued, could reasonably be expected to have, an injurious effect on the Company or the subsidiaries of the Company or their respective businesses or prospects, and which willful refusal has continued after the Executive has received two written warnings, advising him of such failure or refusal, and providing Executive with an opportunity to resume performance in accordance with his assigned duties. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Executive given in accordance with Section 9.5 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment hereunder.

Section 6.2.   Without Cause. If the Company terminates the employment of the Executive without Cause prior to the end of any Employment Period, the Company shall pay to the Executive any compensation due through the end of said Employment Period, plus reimbursement of any cost incurred by the Executive under COBRA in connection with continuing health care coverage for the Executive and the Executive’s dependents through the end of said Employment Period. Under such circumstances, such payment will be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive will be entitled to no further benefits under this Agreement. Additionally, all stock options issued to the Executive that are scheduled to vest over the 180 day period following such termination shall immediately become vested and exercisable. The Parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive’s employment without Cause, the payments and benefits paid and provided pursuant to this

Agreement will be deemed to constitute, in part, liquidated damages and not a penalty. Further, the Company agrees that any and all payments required to be made to the Executive hereunder are not and shall not be subject to any duty of mitigation.

Section 6.3   Voluntary Termination with Good Reason. The Executive may terminate his employment for Good Reason, as set forth below, upon the giving of thirty (30) days prior written notice to the Company. In such event, the Executive shall be entitled to the identical termination rights specified in Section 6.2 hereof. The Executive may only terminate his employment for “Good Reason” in the event of a material diminishment by the Company of the Executive’s rights hereunder, including a reduction in base salary, a material reduction in fringe benefits (except as such shall apply generally to all of the Company’s senior management), a relocation of the Executive’s principal place of business by more than 60 miles, or another material breach of this Agreement by the Company.

Section 6.4   Resignation without Good Reason. The Executive may resign upon the giving of thirty (30) days prior written notice to the Company (in which case the Company will have the right to relieve the Executive, in whole or in part, of his duties under this Agreement, without any reduction in the compensation to be paid to the Executive through the termination date). It is understood that in the case of Resignation without Good Reason, the Executive will not be entitled to those termination rights specified in Section 6.2 hereof, and the sole obligation of the Company will be the payment of compensation through the termination date as referred to above.

Section 6.5   Death, Illness or Incapacity. The Company has agreed to maintain the life insurance policy specified in Schedule A hereof, and it is therefore understood that if the Executive dies during the Employment Period, the Executive’s estate shall receive no further compensation pursuant to this Agreement. During any period of disability, illness or incapacity during the Employment Period which renders the Executive at least temporarily unable to perform the services required hereunder for a period which does not exceed forty-five (45) continuous days in any one-year period, the Executive will receive the compensation payable under Schedule A of this Agreement plus any pro rated bonus for such period, less any benefits received by him under any disability insurance carried by or provided by the Company. Upon the Executive’s permanent disability (as defined below), the Executive will be subject to termination as set forth below, and if so terminated the Company will pay to the Executive any and all compensation (including Base Salary, bonus and options) earned but not paid to the Executive prior to the effective date of such termination and will not be responsible for any additional payments hereunder. Notwithstanding any such termination, the Executive will continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Company from time to time.

The term “permanent disability” as used in this Agreement will mean the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of ninety (90) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Executive’s employment under this Agreement upon ten (10) days’ prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Executive, the Parties hereto agree to abide by the decision of a panel of three physicians. The Executive and the Company will each appoint one member, and the third member of the panel will be appointed by the other two members. The Executive agrees to make himself available for and to submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination will constitute acceptance by the Executive of the determination made by the Board of Directors.

Section 7.	Covenants of Executive.

Section 7.1   Executive Cooperation. The Executive agrees, in the exercise of his fiduciary duties as officer and director, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any investigation or dispute or claim of any kind involving the Company, except in each case a dispute or claim brought by the Executive.

Section 7.2   Rights and Remedies upon Breach. The Executive agrees that any breach of this Agreement would cause irreparable harm to the Company and that, in the event of such breach, the Company shall have, in addition to all other remedies at law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of the Executive’s obligations hereunder.

Section 8.	Restrictive Covenants.

Section 8.1   Company Property. The Executive agrees that all client, supplier and distributor lists, client data, financial or other data, computer software programs, source codes, plans, contracts, agreements, literature, manuals, catalogs, brochures, books, records, research, charts, maps, correspondence and other materials furnished to the Executive by the Company or any of its affiliates, or secured through the efforts of the Executive and relating to the business conducted by the Company or any of its affiliates, are and shall remain the property of the Company, and/or its affiliates, and the Executive agrees to deliver all such materials, including all copies thereof, to the Company upon the termination of the Executive’s employment hereunder, or at any other time at the Company’s request.

Section 8.2   Disclosure and Confidentiality. The Executive agrees that during the Employment Period, he will disclose and disclose only to the Company all material ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during his employment by the Company. Nothing herein will be construed as requiring any such communication where, in the Executive’s reasonable judgment, the idea, plan, method or development is lawfully protected from disclosure, whether as a trade secret or otherwise. The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which he has access during his employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, and/or to which the Executive would not have been exposed but for his employment by the Company. The Executive agrees that both during and after the Employment Period, he will not, without the prior written consent of the Company, disclose to any third person, partnership, joint venture, company, corporation or other organization, or use for such third party’s or his own benefit, any such confidential information. Each Party also agrees that it will not disparage the other Party following any termination of the Executive’s employment hereunder.

Section 8.3    Non-Competition; Non-Solicitation. The Executive acknowledges that, during and solely as a result of his employment by the Company, he has received and will continue to have access to confidential information and business and professional contacts related to the business of the Company. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive’s employment, as outlined in the previous sentence, the Executive hereby agrees as follows:

In the event the Executive is terminated for Cause or voluntarily resigns his position with the Company, then for a period ending three (3) months following such termination of his employment under this Agreement, the Executive will not, without the prior written consent of Company, (i) directly or indirectly engage in any business the primary focus of which is the provision of web hosting and collocation services (a “Competing Business”), or otherwise receive compensation for any services rendered regarding any aspect of a Competing Business anywhere within the geographic area of any such business operated by the Company, or (ii) engage or participate, directly or indirectly, in any such business which is substantially similar to that of the Company, including, without limitation, serving as a consultant, administrator, officer, director, employee, manager, landlord, lender, guarantor, or in any similar or related capacity or otherwise receive compensation for services rendered regarding any aspect of such a business anywhere within the geographic area of such business operated by the Company. The mere ownership of a de minimus amount of securities in any competitive enterprise and exercise of rights appurtenant thereto, and participation in management of any such enterprise or business operation other than in connection with the competitive operation of such enterprise, are not prohibited. Notwithstanding the foregoing, the Parties agree that if the Executive notifies the Company of his intention not to renew this Agreement as provided above, such non-renewal will not be deemed to be a termination of employment giving rise to the rights of the Company and obligations of the Executive contemplated by this Section.

During his employment with the Company and, except as may be otherwise herein provided, for a period of one (1) year following the termination of his employment with the Company, regardless of the reason for such termination, the Executive agrees he will not (directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise) solicit any employees of Company to terminate their employment.

The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to this Section will be extended by any length of time during which the Executive is in breach of such covenants.

It is understood by and between the Parties hereto that the restrictive covenants set forth herein are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.

It is agreed by the Company and the Executive that if any portion of the covenants set forth in this Section are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants will be considered divisible both as to time and geographical area. The Company and the Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

Section 8.4   Provisions Survive Termination of Agreement. Except as expressly provided in any other written agreement between the Company and the Executive, the provisions of this Section (and Sections 7 and 9) shall survive the termination of this Agreement and the Executive’s employment with the Company hereunder.

Section 9.	General.

Section 9.1    Supersedes Prior Agreements. This Agreement supersedes all prior agreements and understandings between the Executive and the Company or any of its affiliates or their respective directors, officers, shareholders, employees, attorneys, agents or representatives, and constitutes the entire Agreement between the parties, respecting the subject matter hereof and there are no representations, warranties or commitments other than those expressed herein.

Section 9.2   Other Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by, and the employment of the Executive by the Company or the Executive’s disclosure of any information to the Company or its utilization of such information will not violate or breach any, employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between the Executive and any other person, partnership, corporation, joint venture, association or other entity.

Section 9.3   Amendment. No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by the Executive and an officer of the Company pursuant to express authority granted by the Company.

Section 9.4   Waiver. The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

Section 9.5   Notices. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when received personally at the address set forth below for the intended party during normal business hours at such address, when received by facsimile or other electronic transmission at the respective facsimile transmission numbers of the parties set forth below, or when received by recognized overnight courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Globix Corporation

139 Centre Street

New York, New York 10013

Attn: Chief Financial Officer

If to the Executive:

At his address on the records of the Company;

or such other address as he may from time to time designate to the Company.

Notices may be given to such other address or addresses or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall not be deemed delivered, given and received for all purposes of this Agreement until actually received by the other party.

Section 9.6   Successors; Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective heirs, personal representatives, permitted assignees and successors. Neither party may assign this Agreement; provided, however, that the Company may, without the prior consent of the Executive, assign this Agreement to an entity to which the Company has sold all or substantially all of its assets. The Company shall obtain an agreement from a successor who purchases all or substantially all of the assets of the Company to assume and agree to perform this Agreement.

Section 9.7   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws provisions thereof. The parties agree that the personal jurisdiction and venue of any action brought under this Agreement shall be in the state or federal courts located in New York State.

Section 9.8   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.9   Unenforceable Terms. In the event any term or provision of this Agreement shall for any reason be invalid, illegal, or unenforceable in any respect, this Agreement shall be interpreted and construed as if such term or provision had never been included herein and the validity and enforceability of any other provision hereof shall be unaffected thereby.

Section 9.10   Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

SCHEDULE A

TO

EMPLOYMENT AGREEMENT

BETWEEN PETER STEVENSON AND GLOBIX CORPORATION

COMPENSATION

1.  Salary.  During the Term, the Company shall pay to the Executive an annualized salary (“Base Salary”) of $350,000, payable in accordance with the Company’s normal business practices or in such other amounts and at such other times as the Parties may mutually agree.

2.  Salary Increases.  Such Base Salary shall be reviewed no less frequently than annually during the Term of this Agreement and may be increased but not decreased by the Company’s Board of Directors in its sole and absolute discretion, after taking into consideration a variety of factors, including, without limitation, the performance of the Executive and the Company and the base salary (and raises) paid by comparable companies to executives having comparable responsibilities. In the event of any increase, the increased amount shall become the Base Salary.

3.  Bonuses.  The Executive shall be eligible for an annual bonus (the “Bonus”) equal to up to 50% of the Base Salary, which bonus shall be payable by the Company upon the Executive and the Company achieving the performance targets established for him each year by the Compensation Committee (the “Performance Targets”). In the event that no targets are established, the achievement of the Company’s approved budget for the fiscal year shall serve as a guide for determining the appropriate achievement level, allocated among the various budgeted objectives as the Compensation Committee shall deem appropriate in its sole and absolute discretion. The Bonus, to the extent payable, will be payable not more than 90 days following the end of the Company’s fiscal year. In establishing performance targets and target bonus percentages for the Executive, the Company will consider a variety of factors, including, without limitation, performance targets set for, and bonus payments paid to, executives having comparable responsibilities at comparable companies.

In addition to the bonuses contemplated by the foregoing paragraph, the Executive shall be eligible for a bonus from time to time relating to certain extraordinary items, in the sole and absolute discretion of the Board of Directors or the Compensation Committee thereof.

4.  Life Insurance.  The Company shall obtain and pay for a term life insurance policy insuring against the death of the Executive in the amount of at least $1,000,000, and naming such beneficiaries as the Executive shall designate from time to time.

5.  Expenses.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with his employment hereunder, in accordance with Company policy (including those expenses incurred by the Executive for lodging within the New York City metropolitan area during the work week and for weekly roundtrip transportation between New York and Northern Virginia). The parties further agree that the reasonable expense of maintaining an office in Virginia which (subject to the Parties’ mutual understanding that the Executive shall be present at the Company’s headquarters in New York City as often and for such periods as the Board of Directors deems advisable) shall be deemed the Executive’s principal place of employment, will be covered by the Company, subject to the approval of the Compensation Committee as to scope and cost.

6.   Benefits. The Executive will be entitled to such fringe benefits, including, but not limited to, medical, 401(k) and insurance benefits, as may be provided from time to time by Company to other senior officers of Company.

7.   Indemnification. The Company agrees to indemnify the Executive to the fullest extent permitted under law and its by-laws, certificate of incorporation or otherwise.

8.   Pursuant to a separate Non-Qualified Stock Option Agreement (the “Option Agreement”) between the Company and the Executive, the Company will issue to the Executive options to purchase an additional 320,888 shares of common stock (in addition to his currently vested 548,667 options) at an exercise price of $2.75 per share. The Option Agreement will be subject to the terms of the Company Stock Option Plan, and will detail performance targets and will provide for immediate vesting in case of “change of control” or termination without Cause. The Option Agreement shall provide that all currently issued and vested options, as well as options to be granted, to the extent subsequently vested, will have an exercise period of 6 months following the date of any termination.

GLOBIX CORPORATION:

By:	9/23/05
Robert M. Dennerlein Vice President and Chief Financial Officer

EXECUTIVE:

PETER STEVENSON